EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of November, 2013 by and between the Federal Home Loan Bank of Atlanta (hereinafter, the “Bank”), and W. Wesley McMullan (hereinafter, “Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

WHEREAS, the Bank and Executive have entered into that certain Employment Agreement, effective as of December 16, 2010, pursuant to which Executive is employed as the President and Chief Executive Officer of the Bank (the “Prior Agreement”); and

WHEREAS, the Prior Agreement has an initial three-year term, with automatic one-year renewals thereafter (unless notice of nonrenewal is appropriately provided by the respective parties); and

WHEREAS, the Bank desires to employ Executive as President and Chief Executive Officer of the Bank for an additional three-year period, in accordance with the terms of this Agreement; and

    WHEREAS, Executive is willing to serve as President and Chief Executive Officer of the Bank in accordance with the terms and conditions of this Agreement; and

WHEREAS, as of the Effective Date (as defined below), this Agreement shall replace the Prior Agreement in full and the Prior Agreement shall be of no further force or effect;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Effective Date. This Agreement is effective as of January 1, 2014 (the “Effective Date”).

2.    Employment. Executive is hereby employed on the Effective Date as President and Chief Executive Officer of the Bank. In such capacity, Executive shall have such responsibilities generally commensurate with such position as shall be assigned to him by the Board of Directors of the Bank (the “Board”), which shall be generally consistent with the responsibilities of similarly situated executives of comparable banks in similar lines of business, though may include additional or reasonably different duties that the Board, in its discretion, deems to be important to the management or health of the Bank. In his capacity as President and Chief Executive Officer of the Bank, Executive will report directly to the Board through its designee, who initially shall be the Chairman of the Board.

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3.    Employment Period. Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a three (3) year term (the “Employment Period”), beginning on the Effective Date. Beginning on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may, by notice to the other given not less than sixty (60) days prior to the expiration of the then-current term, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period and this Agreement shall terminate upon the expiration of the then-current term, including any prior extensions.

4.    Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Board, housing mortgage related industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement. During the Employment Period, Executive agrees to conduct himself in compliance with the Bank’s Code of Conduct.

5.    Compensation and Benefits.

(a)    Base Salary. During the Employment Period, the Bank will pay to Executive an annual base salary of ($722,000) (the “Base Salary”), less normal withholdings, payable in equal installments as are customary under the Bank’s payroll practices from time to time. The Governance and Compensation Committee of the Board (the “Committee”) shall review Executive’s Base Salary annually and in its sole discretion may recommend that the Board approve an increase in Executive’s Base Salary from year to year. The annual review of Executive’s salary by Committee, and the evaluation of any recommendation by the Board, will include a consideration of, among other things, Executive’s own performance and the Bank’s performance.

(b)    Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Bank (“Peer Executives”). Without limiting the foregoing, during the Employment Period, Executive will be eligible to receive annual short-term incentive awards under the Bank’s Executive Incentive Compensation Plan, so long as such a plan is in effect and open to Peer Executives. Such awards will be issued by the Board, or a committee of the Board, in its sole discretion and will be based on performance criteria established from year to year by the Board or a committee of the Board.

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(c)    Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(d)    Expenses, Fringe Benefits, and Paid Time Off. During the Employment Period, Executive shall be entitled to expense reimbursement, fringe benefits and paid time off in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Executives.

(e)    Auto Allowance. During the first three years during Employment Period (and for each subsequent three-year period during the Employment Period), the Bank shall pay Executive a monthly automobile allowance in an amount equal to One Thousand, Five Hundred Dollars ($1,500.00), payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. In lieu of this allowance, the Bank may provide Executive the use of an automobile of equivalent value reasonably acceptable to Executive which is purchased or leased by the Bank.

6.    Termination of Employment.

(a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Bank determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Bank’s employee long-term disability plan, if any. At any time that the Bank does not maintain such a long-term disability plan, “Disability” shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for 180 aggregate days (whether consecutive or not consecutive) in any twelve-month period.

(b)    Termination by the Bank. The Bank may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s failure to perform substantially Executive’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the

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Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; or

(ii) Executive’s engaging in illegal conduct or gross misconduct which is, or is likely to be, injurious to the Bank, its financial condition, or its reputation; or

(iii)    Executive’s engaging in any activity or conduct that results in a written request from the Federal Housing Finance Agency or any other regulatory agency or body requesting that the Bank terminate the employment of the Executive; or

(iv)    Executive’s commission of, indictment for or conviction of, plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a felony of any type or any crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering or any form of moral turpitude; or

(v)    (A) The Bank’s receipt of a written notice under 12 U.S.C. Section 1422b(a)(2) seeking removal or suspension of the Executive, (B) the issuance of a notice of charges by the Federal Housing Finance Agency against the Executive or the Bank based upon the actions or activities of the Executive under 12 U.S.C. 1422b(a)(5), (C) the seeking of or entry of a cease and desist order by the Federal Housing Finance Agency against the Executive or the Bank relating to actions of or conduct by the Executive, or (D) the imposition of civil money penalties by the Federal Housing Finance Agency relating to action or conduct by the Executive; or

(vi)    Executive’s breach of fiduciary duty, dishonesty in the carrying out of his duties or breach of the covenants set forth in Section 12 of this Agreement; or

(vii)    Executive’s failure or refusal to comply with a lawful directive from the Chairman of the Board or from the Board or its designee; or

(viii)    Any other action or failure to act that constitutes a material breach of this Agreement by Executive excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied by Executive promptly after receipt of notice thereof given by the Bank.

The Bank’s continuation of Executive’s employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Cause hereunder.

(c)    Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or for no reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive:

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(i)    a material diminution in Executive’s Base Salary, excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 6(c);

(ii)    a material diminution in the Executive’s authority (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board) without Executive’s consent, excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 6(c);

(iii)    the Bank’s requiring Executive to be based at any office or location that constitutes a material change in the geographic location at which Executive provides services; provided that for purposes of this Agreement, any location outside the metropolitan area surrounding Atlanta, Georgia shall be deemed to be a material change; or

(v)    any other action or failure to act that constitutes a material breach of this Agreement by the Bank that is not remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 6(c).

Good Reason shall not include Executive’s death or Disability or any action taken by the Bank to allow this Agreement to expire. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Bank, within 30 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Bank may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Executive’s separation for Good Reason must occur within 120 days following the initial occurrence of an event giving rise to Good Reason in order to be deemed a termination for Good Reason. In the event of a separation following such 120-day period, no “Good Reason” shall be deemed to exist.

(d)    Notice of Termination. Any termination of this Agreement by the Bank or by Executive, other than for death or Disability, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, including whether such termination is for Cause or Good Reason, (ii) if such termination is for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, to the extent applicable, and (iii) specifies the termination date (which, if such termination is by the Executive, shall not be less than 30 days from receipt of the Notice). The failure by the Bank or by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or of Good Reason, as the case may be, shall not waive any right of the party asserting Cause or Good Reason hereunder

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or preclude that party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(e)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date specified in the Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be.

7.    Obligations of the Bank upon Termination.

(a)    Termination by the Executive for Good Reason, or by the Bank Other Than for Cause or Disability. If, during the Employment Period and prior to expiration of this Agreement, the Executive shall resign for Good Reason or the Bank shall terminate Executive’s employment other than for Cause or Disability then and, with respect to the payments and benefits described in clause (ii) below, only if Executive executes a separation agreement including a general release of claims in a form acceptable to the Bank (the “Release”), subject to Section 14(d) then:

(i)    the Bank shall pay to Executive in a single lump sum cash payment within 30 days after the Date of Termination, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Obligations”); and

(ii)    the Bank shall pay to Executive a severance payment (the “Severance Payment”) equal to the aggregate of:

    (A) one (1) year of Executive’s Base Salary in effect as of the Date of Termination (the “Base Salary Amount”), which amount shall be paid to Executive in a single lump sum cash payment within 30 days after the Date that Executive executes and delivers to the Bank the Release, and

(B) an amount equal to the (x) the amount which would have been payable pursuant to Executive’s short-term incentive award for the year in which the Date of Termination occurs, determined with respect to the actual performance against the performance criteria relating to such award, multiplied by (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs that Executive was employed by the Bank, and the denominator of which is 365 (the “Prorated Bonus Amount”), which amount shall be paid on the same the date on which amounts relating to short-term incentive awards for such year are paid to Peer Executives, but not later than the fifteenth day of the third month following the year in which the Date of Termination occurs, and

(C)    an amount equal to the excess of (x) the amount Executive would have to pay to continue participation in any group medical, dental, vision and/or prescription drug benefit plan in which Executive and/or Executive’s eligible dependents are enrolled at the time of the Date of Termination and would be entitled to continue

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enrollment under the Bank’s Healthcare Continuation Plan for a period of twenty-four (24) months after the Date of Termination, over (y) the amount that Executive would have had to pay for such coverage if he had remained employed during such 24-month period and paid the active employee rate for such coverage (the “Healthcare Replacement Amount”), which amount shall be paid in a single lump sum cash payment within 30 days after the Date that Executive executes and delivers to the Bank the Release; and

(iii)    to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank, subject to the terms and conditions thereof (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)    Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall include, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.

(c)    Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(c) shall include, without limitation, disability and other benefits under such plans, programs, practices and policies relating to disability for which Executive may qualify, if any, as are applicable to Executive and his family on the Date of Termination.

(d)    Cause or Resignation other than for Good Reason. If Executive’s employment is terminated by the Bank for Cause during the Employment Period, or by Executive other than for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)    Expiration. Neither expiration of this Agreement nor any decision or notice of intent to allow the Agreement to expire shall constitute “Good Reason” or termination other than for Cause or shall be deemed to entitle Executive to any payments or benefits pursuant to this Agreement.

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8.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Executive may qualify, nor, subject to Section 15(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Bank. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.    Limitation of Benefits.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Bank because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Employee, determined by the Accounting Firm (as defined in Section 9(b) below) as of the date of the applicable change in control using the discount rate required by Section 280G(d)(4) of the Code.

(b)    All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent certified public accounting firm selected by the Bank and reasonably acceptable to Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive promptly after the receipt of notice that a Payment is due to be made. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. Any determination by the Accounting Firm shall be binding upon the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 9 (“Underpayment”), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the

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Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.    Costs of Enforcement. Subject to Section 9(b), each party hereto shall pay its own costs and expenses incurred in enforcing or establishing its rights hereunder, including, without limitation, attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

11.    Representations and Warranties. Executive hereby represents and warrants to the Bank that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

12.    Restrictions on Conduct of Executive.

(a)    No Solicitation. During the Employment Period and for a period of twelve (12) months after termination of employment, Executive shall not, directly
(i)    Solicit any customers of the Bank or the Bank’s affiliates for purposes of selling any products or services competitive with those of the Bank or its affiliates and with whom Executive had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Executive had “Material Contact” with a customer if (a) Executive had business dealings with the customer on the Bank’s behalf, or (b) Executive was responsible for supervising or coordinating the dealings between the customer and the Bank; or
(ii)    Solicit for employment, offer, or cause to be offered, employment, either on a full time, part-time or consulting basis, to any person who was employed by the Bank or its affiliates on the Date of Termination and with whom Executive had contact during the course of his employment by the Bank, unless Executive shall have received the prior written consent of the Bank to offer employment specifically to that person.
Executive understands and agrees that the non-solicitation agreement contained in this Section 12 is reasonable and necessary to protect the legitimate interests of the Bank and its confidential information and trade secrets from unfair exploitation.

(b)    Confidentiality.

(i)    Trade Secrets. “Trade Secrets” refers to information, without regard to form, that fits within the definition of “trade secrets” in the Georgia Trade Secrets Act. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall

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not limit any definition of “trade secrets” or any equivalent term under the applicable state, local, or federal law.
(ii)    Confidential Information. “Confidential Information” refers to business information or data of the Bank that, although not a Trade Secret, is not generally known to the public and that the Bank desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Bank, its members, and suppliers, and any information marked “Confidential” by the Bank, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) the Bank has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, or (iii) otherwise enters the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.
(iii)    Non-Disclosure. Executive hereby acknowledges and agrees that the Bank and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Executive acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of the Bank, and if developed by Executive, are developed by Executive in the course of Executive’s employment with the Bank, and are the sole property of the Bank. Executive agrees that Executive will not use for his own benefit or the benefit of anyone other than the Bank and will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.
(c)    Enforcement of Restrictive Covenants.

(i)    Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the covenants contained in this Section 12 (the “Restrictive Covenants”), the Bank shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity:

(A)    the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants

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and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank; and

(B)    the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii)    Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

13.    Assignment and Successors.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c)    The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.    Code Section 409A.

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(a)     General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)     Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Disability or termination of employment, as the case may be, meet any description or definition of “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)     Treatment of Installment Payments. Each payment of termination benefits under Section 7 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d)     Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination, failing which such payment or benefit shall be forfeited. The Company may elect to commence payment or provision of the benefit at any time during such sixty (60)-day period; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in the following taxable year, then the Company shall commence payment in the second taxable year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty (60)-day period.

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(e)     Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 5(d) or 5(e), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Sections 5(d) or 5(e) shall be subject to liquidation or exchange for another benefit.

15.    Miscellaneous.

(a)    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Other Agents. Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, any written or oral discussions, term sheets, or agreements prior to the Effective Date, including the Prior Agreement.

(e)    Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

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To Bank:
Chairman
Federal Home Loan Bank of Atlanta
1475 Peachtree Street
Atlanta, Georgia 30309

To Executive:    W. Wesley McMullan
President/CEO
Federal Home Loan Bank of Atlanta

220 26th Street NW
Apt. 1121
Atlanta, GA  30309

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)    Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i) Regulatory Authority. Notwithstanding any other provision of this Agreement, the Bank and the Executive each acknowledge and agree that payments to be made by the Bank that are contingent on, or by their terms are payable on or after, the termination of the Executive’s employment or affiliation with the Bank, may be limited or precluded by the Federal Housing Finance Agency under authorities granted it under applicable law and the Bank may comply with such limitation or preclusion without breaching this Agreement or incurring any other liability to Executive.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

FEDERAL HOME LOAN BANK OF ATLANTA

By: /s/ Donna C. Goodrich
Name:Donna C. Goodrich
Title:Chair of the Board of Directors

EXECUTIVE:

/s/ W. Wesley McMullan
Name: W. Wesley McMullan

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